EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 21, 2021, with respect to the statement of condition including the related portfolio of Investment Grade Municipal Trust, 20+ Year Series 198 (included in Invesco Unit Trusts, Municipal Series 1355) as of June 21, 2021, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-256351) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 21, 2021